Exhibit 99.1

HMS Holdings Corp. Announces Appointment of Chief Financial Officer

— Jeffrey S. Sherman Joins Executive Team as EVP and CFO

— Dennis Oakes Will Lead Investor Relations

September 8, 2014. IRVING, Texas— (BUSINESS WIRE)— HMS Holdings Corp. (NASDAQ:HMSY) today announced two additions to its finance team. Jeffrey S. Sherman will serve as Executive Vice President, Chief Financial Officer and Treasurer, reporting to CEO Bill Lucia. Dennis Oakes will be Senior Vice President, Investor Relations and report to Sherman.

“We are very pleased to add Jeff Sherman to our executive management team. He brings extensive experience as a chief financial officer in the healthcare industry, as well as demonstrated skill in operations, strategic planning and acquisition activity,” said Bill Lucia, President and Chief Executive Officer.  “Dennis Oakes is a savvy IR professional with a strong healthcare background. These two appointments conclude our concerted effort in recent months to strengthen the senior management team, as HMS positions itself to take full advantage of growth opportunities in our rapidly changing markets.”

Jeff Sherman joins HMS from AccentCare, where he served as EVP/CFO of the multi-state community-based health care delivery organization owned by private equity firm Oak Hill Capital Partners. Sherman previously was EVP/CFO of publicly traded LifePoint Hospitals Inc. (NASDAQ: LPNT) — an operator of 60 hospitals in 20 states with $3.7 billion in annual revenues. His healthcare experience also includes senior finance positions at Tenet Healthcare Corporation. Sherman received a B.S. in Finance/Accounting from the University of Colorado, Boulder and an Executive MBA from the University of Southern California.

“This is a very exciting time to be joining HMS,” said Sherman. “The Company is extremely well-positioned to capitalize on growth opportunities presented by the Affordable Care Act, while serving the heightened need of our customers to control costs and eliminate errors in an increasingly complex and challenging healthcare marketplace.”

Dennis Oakes is joining from CapitalSource Inc. where he was SVP, Investor Relations and Corporate Communications prior to recent completion of a merger with Pacific Western Bancorp. He was previously at Aetna Inc. in both investor relations and public policy roles. Oakes is a graduate of Hamilton College and the Columbus School of Law at the Catholic University of America.  He will be based in the Company’s New York office.

About HMS Holdings Corp.

HMS Holdings Corp., through its subsidiaries, is the nation’s leader in coordination of benefits and program integrity services for healthcare payers. HMS clients include health and human services programs in more than 40 states; commercial payers, including group health plans, Medicare Advantage Plans, more than 160 Medicaid managed care plans, and employers; the Centers for Medicare and Medicaid Services (CMS); and Veterans Administration facilities. As a result of the Company’s services, clients recovered over $3 billion in 2013 and saved billions more through the prevention of erroneous payments.

HMS Holdings Corp. Media Relations

Francesca Marraro

212.857.5442

fmarraro@hms.com

HMS Holdings Corp. Investor Relations

Dennis Oakes

212.857.5786

dennis.oakes@hms.com

Source: HMS Holdings Corp.